Exhibit (a)(1)(R)

Infosys Limited

Corporate Identification Number (CIN): L85110KA1981PLC013115

Regd. Office: No. 44, Electronics City, Hosur Road, Bengaluru - 560 100. Karnataka India

Phone: +91 80 2852 0261, Fax: +91 80 2852 0362

E-mail: sharebuyback@infosys.com Website: www.infosys.com

Contact Person: A.G.S. Manikantha, Company Secretary

NOTICE TO ELIGIBLE SHAREHOLDERS - BUYBACK OF EQUITY SHARES

Infosys Limited (“Company”) has dispatched the Letter of Offer and Tender Form dated November 18, 2025 for Buyback of up to 10,00,00,000 (Ten crore only) Equity Shares of the Company at a price of ₹ 1,800/- (Rupees One Thousand Eight Hundred only) per Equity Share for an aggregate consideration of up to ₹ 18,000 crore (Rupees Eighteen Thousand Crore only) to all the Eligible Shareholder(s) holding Equity Shares of the Company as on the Record Date i.e., Friday, November 14, 2025, through electronic means to those Eligible Shareholder(s) who have their e-mail ids registered with the Depositories/Registrar and Transfer Agent. Further, in case the Company receives a request from any Eligible Shareholder(s) for a physical copy of the Letter of Offer/Tender Form, the Company shall dispatch the same by registered post / speed post/ courier.

The schedule of Buyback activities is as follows:

Activity	Day and Date

Buyback Opening Date	Thursday, November 20, 2025

Buyback Closing Date	Wednesday, November 26, 2025

Last date and time for receipt of required documents by the Registrar to the Buyback	Wednesday, November 26, 2025 by 5:00 p.m. (IST)

For detailed activity schedule, terms and conditions for the Buyback, please refer to the Letter of Offer.

The details of Buyback Entitlement is as follows:

Category of Eligible Shareholders	Ratio of Buyback (i.e. Buyback Entitlement)*

Reserved category for Small Shareholders	2 Equity Shares for every 11 Equity Shares held on the Record Date

General category for all other Eligible Shareholders	17 Equity Shares for every 706 Equity Shares held on the Record Date

* The above ratio of Buyback is approximate and provides indicative Buyback Entitlement. Any computation of the Buyback Entitlement using the above Buyback ratio may provide a slightly different number than the actual entitlement due to rounding-off. The actual Buyback Entitlement factor for Small Shareholders under the Reserved Category is 18.17213782892960% and for other shareholders under the General Category is 2.40804924035293%. Also, the numbers arrived at using the actual Buyback Entitlement may not conform exactly to the Buyback Entitlement printed in the Tender Form due to rounding-off of the factor. For further information on Ratio of Buyback as per the Buyback Entitlement in each Category, please refer para 22 on page 48 of the Letter of Offer. Eligible Shareholders can also check their entitlement on the website of the Registrar to the Buyback by following the steps given below:

1)	Click on https://kosmic.kfintech.com/karisma/buybackofferv2.aspx

2)	Select the name of the Company – ‘Infosys Limited – Buyback 2025’

3)	Select holding type - “Physical” or “NSDL” or “CDSL”

4)	Based on the option selected above, enter your “Folio Number” or “NSDL DPID/Client ID” or “CDSL Client ID”

5)	Enter the Security code and click on Submit

6)	The entitlement will be provided in the pre-filled ‘FORM OF ACCEPTANCE-CUM ACKNOWLEDGEMENT’

In case you have not received the Letter of Offer and Tender Form, the same is also available on the website of the Company at https://www.infosys.com/investors/shareholder-services/buyback-2025.html, the Registrar to the Buyback at www.kfintech.com, BSE Limited at www.bseindia.com, National Stock Exchange of India Limited at www.nseindia.com, the Manager to the Buyback at www.investmentbank.kotak.com and is also expected to be available on the website of SEBI at www.sebi.gov.in.

Capitalised terms used in this advertisement and not defined herein shall have the same meaning as ascribed in the Letter of Offer.

For Infosys Limited
Sd/-
A.G.S. Manikantha
Bengaluru, India	Company Secretary
November 18, 2025	Membership No. A21918

Additional information pursuant to U.S. Law

The communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company pursuant to Company’s Buyback or otherwise. Any offers to purchase or solicitations of offers to sell are being made pursuant to a Tender Offer Statement on Schedule TO (including the letter of offer and other documents relating to the tender offer) filed with the U.S. Securities and Exchange Commission (“SEC”) by the Company. The Company’s security holders are advised to carefully read these documents, any amendments to these documents and any other documents relating to the Buyback that are filed with the SEC in their entirety prior to making any decision with respect to the Company’s Buyback because these documents contain important information, including the terms and conditions of the offer. The Company’s security holders may obtain copies of these documents and other documents filed with the SEC for free at the SEC’s website at www.sec.gov or from the Company’s Investor Relations department at sharebuyback@infosys.com.